UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2008

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 19, 2008, Depomed, Inc., a California corporation (the “Company”), entered into an Exclusive License Agreement with Solvay Pharmaceuticals, Inc., a Georgia corporation (“Solvay”), granting Solvay exclusive rights to develop and commercialize DM-1796, Depomed’s proprietary extended release formulation of gabapentin, in the United States, Canada and Mexico for pain indications.  DM-1796 is currently in Phase 3 development for postherpetic neuralgia (“PHN”).

Under the terms of the License Agreement, the Company is entitled to receive an upfront cash payment of $25 million.  The Company is also eligible to receive aggregate milestone payments of up to $70 million for acceptance and FDA approval of the New Drug Application (“NDA”) for DM-1796 for PHN, and up to $300 million in potential sales milestone payments.  Solvay will pay Depomed royalties of 14 to 20 percent of net product sales, depending on the level of product sales.

The Company will remain responsible for completion of the ongoing Phase 3 clinical trial for DM-1796 in PHN, and will be responsible for certain other regulatory support activities through NDA approval.  Solvay will be responsible for NDA filing and has the option to develop DM-1796 in further pain indications other than PHN.  If Solvay elects to develop DM-1796 in fibromyalgia, the Company has a right of first negotiation for co-promote rights in the obstetrics/gynecology field upon fibromyalgia indication regulatory approval.

The Company will be responsible for the manufacture of DM-1796 for up to four years from the effective date of the License Agreement, pursuant to a supply agreement to be entered into by Depomed and Solvay within 180 days after the effective date of the License Agreement.

The License Agreement will expire when the last of the Company’s patents expire covering the Product, subject to early termination in certain circumstances.

Consummation of the transaction is anticipated to occur in the fourth quarter of 2008 and is contingent solely on completion of review under the Hart-Scott-Rodino (“HSR”) Antitrust Improvements Act of 1976.  The upfront payment to the Company is due 60 days following the completion of the HSR review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: November 21, 2008	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Vice President and
General Counsel